UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 26, 2006

DIAMETRICS MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21982	No. 41-1663185
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6245 Bristol Parkway #263

Culver City, California 90230

(Address of principal executive offices including Zip Code)

(310) 670-2595

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4)

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On September 20, 2006, Diametrics Medical, Inc. (the “Company”) entered into a Contribution Agreement (“Contribution Agreement”), whereby it has acquired 100% of the outstanding equity interests of Vanguard Synfuels, L.L.C. (“Vanguard”) from Vanguard’s members. Upon completion of such acquisition, Vanguard became a wholly-owned subsidiary of the Company. The acquisition of Vanguard is described in Item 2.01 below.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as an exhibit hereto and incorporated herein by reference.

Section 2 - Financial Information

Item 2.01 - Completion of Acquisition or Disposition of Assets

Acquisition of Vanguard Synfuels, L.L.C.

On September 20, 2006, pursuant to a Contribution Agreement by and among the Company and the members of Vanguard Synfuels, L.L.C. (“Vanguard”), we acquired 100% of the membership interests of Vanguard for an aggregate purchase price of cash in the amount of approximately $17.7 million, and the issuance of 4,300 shares of our Series K Convertible Preferred Stock (which is convertible into approximately 11.1 million shares of our common stock) (the “Acquisition”). Of the purchase price, $1.77 million and 430 shares of the Series K Convertible Preferred Stock were placed into escrow for the benefit of the Company against any breaches of or inaccuracies in the Vanguard members’ representations and warranties, with any remaining funds and shares to be released from escrow 18 months from the closing of the Acquisition. We also repaid $0.8 million in outstanding loans Vanguard owed to certain of its members, and will provide a guaranty for outstanding debt of $3.6 million under Vanguard’s existing credit facility. Vanguard has one wholly-owned subsidiary, Vanguard Biofuels, Inc., a Louisiana corporation. The new business plan of the combined Company is described below. See “Description of Business.”

The Acquisition will be accounted for under the Statement of Financial Accounting Standard No. 141 “Business Combinations” as a purchase. The assets and liabilities of Vanguard will be reported at fair value on the date of acquisition, with the excess of the purchase price over the net assets allocated to goodwill. We will include the results of operations and cash flows of Vanguard from the date of acquisition.

Financing of the Acquisition

On September 20, 2006, concurrently with the closing of the Acquisition, we issued an aggregate of (i) 2,850 shares of our Series J Convertible Preferred Stock to certain purchasers thereof and (ii) 4,300 shares of our Series K Convertible Preferred Stock to Darrell Dubroc and Tim Collins, who were executives as well as members of Vanguard, all of which issuances were unregistered under the Securities Act of 1933, as amended (the “Securities Act”). We relied on the exemption from the registration requirement of the Securities Act provided by Rule 506 of Regulation D for these issuances. Each of the purchasers of the Series J Convertible Preferred Stock and the members of Vanguard who received the Series K Convertible Preferred Stock in connection with the Acquisition were accredited investors (as that term is defined in Rule 501(a) of Regulation D). All stock certificates bear a restrictive legend stating that the shares have not been registered under the

Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

The Series J Convertible Preferred Stock was issued to The Richard Aronow Trust, C. David Callaham, Gregory W. Econn Trust, Erasmus Louisiana Growth Fund, L.P., St. Cloud Capital Partners, LP, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Nautilus Trust dated 9/10/99, Rader Living Trust dated 9/9/04, Algere Trust dated 1/21/00, James A. Sears, Asset Managers International Limited, Pentagon Dollar Satellite Fund, Ltd., Portland Fixture Limited Partnership, Armando Engenheiro, and certain purchasers who each purchased less than 1% of the Series J Convertible Preferred Stock and purchased an aggregate of less than 3% of the Series J Convertible Preferred Stock in exchange for aggregate cash consideration of $28.5 million. After the number of our authorized shares is increased in connection with our contemplated reincorporation in Delaware (the “Reincorporation”), such preferred stock will be convertible into approximately 37.6 million shares of common stock (or about 68% of our equity, excluding outstanding stock options and warrants), equivalent to a conversion price of approximately $0.76 per share of common stock. However, the shares of Series J Convertible Preferred Stock will not be convertible into shares of common stock until the Reincorporation becomes effective. Under Minnesota corporate law, the Reincorporation requires approval by our shareholders at a duly noticed meeting (the “Shareholder Approval”). See “Reincorporation of the Company as a Delaware Corporation.”

Holders of our Series J Convertible Preferred Stock have the right to receive a preferred dividend of 8% per annum, payable in cash or stock at our option, and liquidation preference over existing and subsequent series of common and preferred stock other than the Series H Convertible Preferred Stock. The holders of Series J Convertible Preferred Stock have voting rights equivalent to the number of shares of common stock into which the Series J Convertible Preferred Stock is convertible as if the Shareholder Approval had been obtained. The Series J Convertible Preferred Stock currently has a conversion price of $0.758754 per share of common stock (thus, each share of Series J preferred share is convertible into 13,180 shares of common stock); however, no such conversion is permitted until Shareholder Approval is obtained. The Series J Convertible Preferred Stock has weighted-average anti-dilution protection in the event of a subsequent financing by the Company that occurs at a price per share that is lower than the per-share conversion price. The holders of the Series J Convertible Preferred Stock collectively have the right to elect one director to the Board, until such time the holders hold less than 15% of our fully-diluted common stock. Furthermore, for the longer of one year from the closing of the Series J Convertible Preferred Stock sale or such time as the Series J Convertible Preferred Stock has been converted pursuant to the mandatory conversion provision described below, the holders thereof will continue to be entitled to appoint one observer to attend meetings of the Board, subject to customary limitations. Subject to certain limitations, and provided that there is an effective registration statement on file with the Securities and Exchange Commission (“SEC”), the Series J Convertible Preferred Stock is mandatorily convertible to common stock, at our option, upon such date as the closing price of our common stock for the 20 preceding trading days is equal to or greater than two times the conversion price. We also granted certain registration rights to the purchasers of the Series J Convertible Preferred Stock and Ocean Park Advisors, LLC.

In exchange for the 20% of Vanguard’s membership interests held by its executives, the Company issued 4,300 shares of Series K Convertible Preferred Stock to such executives that, upon the effectiveness of the Reincorporation, will automatically be converted into approximately 11.1 million shares of common stock (or approximately 20% of the Company’s equity, excluding outstanding warrants and stock options). Our Series K Convertible Preferred Stock has voting rights equivalent to the number of common shares into which the Series K Convertible Preferred Stock would be converted if the Shareholder Approval had been obtained, but has no other material privileges or advantages over our common stock.

In consideration for the assignment to the Company of certain rights to acquire Vanguard, we issued to M.A.G. Capital, LLC warrants (the “M.A.G. Warrants”) to purchase 6,500,000 shares of common stock (approximately 10% of the common shares on a fully-diluted basis) upon closing of the Acquisition. Half of the M.A.G. Warrants have a strike price of $1.1381 per share, and the other half have a strike price of $1.3278 per share. Furthermore, M.A.G. Capital, LLC received a cash fee of $435,000 upon closing of the Acquisition, to cover certain due diligence and legal expenses it incurred in connection with the Acquisition. See “Certain Relationships and Related Transactions.”

Recapitalization

The Company’s pre-Acquisition securities comprise approximately 11% of its equity (excluding stock options and warrants) as of the date of this report. Concurrently with the closing of the Acquisition, the holders of the Series I Convertible Preferred Stock, the holders of certain warrants and the holders of the $750,000 Convertible Secured Promissory Notes dated December 6, 2005 converted such securities into 3,091,482 shares of the Company’s common stock. Ocean Park Advisors, LLC, the holder of all of the Company’s Series I Convertible Preferred Stock, converted all of its Series I Convertible Preferred Stock into common stock and waived certain anti-dilution rights, in exchange for the consideration of warrants issued to Ocean Park Advisors to purchase approximately 4.8 million common shares at an exercise price of $0.7587 per share.

In connection with the management services agreement executed concurrently with the closing of the Acquisition with Ocean Park Advisors, whose principals and consultants will provide services to the Company after the Acquisition (including the duties of W. Bruce Comer III as Chief Executive Officer and Heng Chuk as Chief Financial Officer), the Company also granted stock options to Ocean Park Advisors (the “OPA Options”) for 2,069,109 shares of common stock (approximately 3% of the common shares outstanding on a fully-diluted basis), which have an exercise price of $0.7587 per share See “Certain Relationships and Related Transactions.”

Uses of Series J Convertible Preferred Stock Sale Proceeds

We received $28.5 million in gross proceeds from the sale of the Series J Convertible Preferred Stock. Of these proceeds, $17.7 million was used to purchase 80% of Vanguard’s equity interests, and $0.8 million was used to repay outstanding loans Vanguard owed to certain of its members. The remaining funds are expected to be used as follows: $2.1 million for incentive compensation for Vanguard’s management ($1.4 million of which is subject to certain performance milestones), $4.0 million for working capital and general corporate purposes, $3.0 million for capacity expansion of Vanguard’s production facility in Pollock, Louisiana (the “Pollock Facility”) from 12 million gallons to 20 million gallons annually, and $0.9 million for transaction expenses related to the sale of the Series J Convertible Preferred Stock and the Acquisition.

Reincorporation of the Company as a Delaware Corporation

Our Board of Directors has recommended that our state of incorporation be changed from Minnesota to Delaware. Accordingly, we intend to enter into an Agreement and Plan of Merger with a newly-formed corporation incorporated in the State of Delaware (the “Delaware Company”). The Agreement and Plan of Merger is referred to in this report as the “Merger Agreement” and the transactions contemplated by the Merger Agreement are referred to in this report as the “Reincorporation.” Approval of the Reincorporation from Minnesota to Delaware requires the affirmative vote of a majority of the shares entitled to be cast therefor.

Concurrently with the closing of the Acquisition and the sale of the Series J Convertible Preferred Stock, the holders of a majority of the voting power of our capital stock contractually agreed to approve the Reincorporation. See “Certain Relationships and Related Transactions.” Accordingly, we expect that the Reincorporation will be approved.

In order to effect the Reincorporation of the Company in Delaware, we will be merged with and into the Delaware Company. The Merger Agreement will provide for a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code, whereby we will be merged with and into the Delaware Company, our separate corporate existence shall cease, and the Delaware Company shall continue as the surviving corporation. Prior to the Merger, the Delaware Company will not have engaged in any activities except in connection with the proposed Reincorporation. The mailing address and telephone number of the Delaware Company and its telephone number will be the same as those of the Company. Reincorporation in Delaware will not result in a material change in our business, management, assets, liabilities or net worth. Reincorporation in Delaware will allow us to take advantage of certain provisions of the corporate laws of Delaware.

Additionally, in accordance with the terms of the Acquisition and in conjunction with the Reincorporation, the Delaware Company’s charter documents will provide for an increase in the number of our authorized shares of common stock to 150,000,000 shares, and our authorized shares of preferred stock to 50,000,000 shares.

Description of Business

Diametrics Medical, Inc. experienced significant changes during the years ended December 31, 2003, 2004 and 2005. On September 29, 2003, we sold our intermittent blood testing business to International Technidyne Corporation. In October 2004, we discontinued our only line of business, the manufacture and distribution of continuous blood and tissue monitoring products. During the first quarter of 2005, we created a new wholly-owned subsidiary in the United Kingdom, TGC Research Limited (“TGC”), for the purposes of starting a new product research and development program, to focus initially on the development of new products aimed at continuous glucose monitoring and control in critically ill patients in a hospital setting. Due to the lack of available funding, we discontinued all operations of TGC during the second quarter of 2005, and in July 2006, we sold TGC with all of its intellectual property assets to GluMetrics Inc. We have effectively been in the development stage since 2005. Prior to the Acquisition, we had limited assets and liabilities and no operations, and were defined as a “shell company” by the SEC.

Vanguard, a Louisiana limited liability company, was formed in 2003. Vanguard owns and operates a biodiesel production facility in Pollock, Louisiana (the “Pollock Facility”) that uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel fuel. The Pollock Facility is situated on a 320-acre site with access to transportation infrastructure, including a nearby navigable tributary river to the Mississippi (for barge freight) and major highways and rail service. Construction was completed in early 2006. Vanguard began biodiesel production and sales in April 2006, making Vanguard the first operational producer of biodiesel in Louisiana. Vanguard estimates that the Pollock Facility is capable of producing 12 million gallons of biodiesel fuel per year. Vanguard sold approximately 340,000 gallons of biodiesel in the three month period ending August 2006, which represents approximately 1.3 million gallons on an annualized basis. To date, the bulk of Vanguard’s sales have been generated from the sale of biodiesel to regional wholesale bulk fuel distributors. Prices have been based on spot market prices for diesel and other fuels. We may pursue long-term sales arrangements with wholesale fuel distributors in the future.

We expect to expand the Pollock Facility, and potentially develop other facilities in locations throughout the United States or internationally. We may also pursue projects, investments, mergers or acquisitions in or relating to the biodiesel industry.

Unless the context requires otherwise, Diametrics Medical, Inc. and Vanguard Synfuels, L.L.C. are collectively referred to herein as the “Company.”

The Product

Biodiesel is an alternative fuel (i.e., not derived from petroleum) that has important environmental and economic advantages over petroleum-based diesel (“petrodiesel”). It is derived from renewable agricultural-based resources, including vegetable oils, recycled grease and animal fats, and has significant environmental benefits. According to the Methanol Institute and International Fuel Quality Center, biodiesel is non-toxic and bio-degradable with no emissions of sulfur and significantly lower emissions of particulate matter, carbon monoxide, and hydrocarbons than petrodiesel when burned. According to U.S. Department of Energy studies, the use of 100% biodiesel (B100) results in a 78.5% reduction in carbon dioxide emissions when compared to petrodiesel. Biodiesel is a registered fuel with the Environmental Protection Agency (“EPA”) and is recognized by the Department of Transportation.

Biodiesel can be blended with petrodiesel, or it can be used entirely on its own (known as B100 fuel, or 100% biodiesel) in diesel engines without major modifications. The diesel engine was originally developed in 1892 by Rudolph Diesel specifically to be run on vegetable oils (his prototypes used peanut oil), and to be more efficient than gasoline engines. In the United States, the most common blends are between 2% to 20% biodiesel (B2 to B20). According to the National Biodiesel Board, most major engine companies have stated formally that the use of blends up to B20 will not void their parts and workmanship warranties.

Biodiesel Tax Credit

Biodiesel’s potential to reduce dependence on foreign petroleum imports in the United States and to support domestic agriculture has prompted the introduction of favorable legislation to encourage its use and production, and to spur investment in the industry. In October 2004, Congress passed a biodiesel tax incentive as part of the American Jobs Creation Act. The incentive allows diesel “blenders,” as registered with the Internal Revenue Service (the “IRS”), to claim an excise tax credit of $1.00 per gallon for biodiesel made from virgin vegetable oil or animal fats, and $0.50 per gallon for biodiesel made from non-virgin oil. This tax credit allows producers of biodiesel to compete effectively with petrodiesel. Originally scheduled to expire at the end of 2006, the tax credit was extended by the Energy Policy Act of 2005 (“EPAct”) to the end of 2008.

Biodiesel Pricing

The price of biodiesel is closely linked with the price of petrodiesel, which has increased dramatically in recent years with the rapid rise in oil prices. As of the date of this report, the national average wholesale price of diesel (before tax) is approximately $1.80 per gallon. Because biodiesel is currently eligible for the $1 per gallon federal excise tax credit, it is generally sold at a wholesale price approximately $1 higher than the wholesale price of petrodiesel. Alternatively, a producer of biodiesel who is also registered as a blender may blend the product with petrodiesel, sell the blended diesel (at the wholesale price) and then claim the tax credit directly. Vanguard is a blender registered with the IRS.

Production Economics

The primary biodiesel production cost is feedstock (primarily soybean oil). Since April 2006, Vanguard’s feedstock costs have been approximately $2.40 per gallon of biodiesel produced, which is sold at a nationwide average of approximately $2.80 per gallon at current prices. The margin between the sales price and feedstock costs may be used to cover fixed production costs and operating expenses (including Selling, General and Administrative Expenses). In recent months, Vanguard’s fixed production costs have been approximately $60,000 per month (or less than $0.8 million on an annualized basis). Vanguard’s operating expenses have been approximately $100,000 per month, but are expected to increase significantly as a result of new expenses related to operating as a public company.

The amount of revenue that we may recognize in our financial statements from the sale of a gallon of biodiesel may depend on how it is sold. The three typical modes of sale are outlined below:

•	Sale of biodiesel and its tax credit. The Company sells the biodiesel and does not claim the excise tax credit; the blender does so. The blender might therefore pay a premium of approximately $1 over the wholesale price without such excise tax credit. The Company recognizes the full receipt as revenue in such a transaction.

•	Sale of biodiesel without its tax credit. The Company sells biodiesel blended with petrodiesel (e.g., B99) and claims the excise tax credit; the buyer does not. The Company recognizes as revenue only the wholesale price it receives.

•	Sale under a tolling agreement (whereby the customer provides soybean oil to the Company to process into biodiesel, and pays a fixed price per gallon for such processing). The Company recognizes revenue in the amount of the processing fee earned. Such processing fee per gallon would be significantly lower than the wholesale price: typically, the processing fee is comparable to the difference between the price of biodiesel and the cost of feedstock oil. Similarly, the cost of the feedstock oil would not be recorded as an expense.

Market Size

Biodiesel is a substitute or additive fuel to petrodiesel. As a result, its market is closely tied to that of petrodiesel. Energy Information Administration statistics show that annual diesel consumption in the United States is approximately 60 billion gallons. According to the United States Department of Agriculture, biodiesel constituted 75 million gallons (or approximately 0.2%) of this amount in 2005. Usage has increased significantly over the past several years (only 2 million gallons of biodiesel were produced in the United States in 2000), and biodiesel industry experts expect demand and production to continue to grow rapidly in the United States. The National Biodiesel Board has estimated that 150 million gallons of biodiesel will be produced in 2006.

This estimate may have been inspired in part by the success of the industry in Europe, where biodiesel has been used since the early 1990’s and has already entered mainstream usage. The Methanol Institute estimates that nearly 750 million gallons of biodiesel were produced in the European Union in 2005, representing approximately 5% of total diesel usage.

Usage Mandates

Certain states – including Louisiana, Minnesota, Washington and Illinois – have enacted biodiesel usage mandates. For instance, Minnesota’s B2 mandate requires that all diesel sold in the state have a 2% biodiesel blend. According to the Methanol Institute and the International Fuel Quality Center, approximately 31 states provide either user or producer incentives for biodiesel (typically in the form of tax incentives), and the number of states considering further affirmative legislation for biodiesel continues to increase.

The federal government is also introducing regulatory provisions to directly increase the usage of biodiesel. In 2005, the government passed the United States Renewable Fuel Standard, mandating that governmental groups (federal, state and local governments and agencies) use 7.5 billion gallons of alternative fuels by 2012. The EPAct amended and expanded the scope of the Energy Conservation Reauthorization Act of 1998 to include biodiesel as a way to meet the alternative fuel use requirements.

Furthermore, the EPA recently announced significant reductions in the required emissions certification levels of all on-road diesel engines. Beginning in year 2006, sulfur levels in diesel fuel for on-road use are required to be reduced to a maximum of 15 parts per million (ppm), down from the current maximum of 500 ppm. A similar reduction for the off-road market will be required in 2007, and for the marine and rail markets in 2008. However, reducing sulfur in diesel to 15 ppm substantially reduces its lubricity, enhancing the need for a lubricity additive. Biodiesel is well-positioned to be this additive. Biodiesel has a much higher lubricity than petrodiesel and contains no sulfur. According to the National Biodiesel Board, a 2% blend of biodiesel can restore the lubricity of “Ultra Low Sulfur” diesel fuel. Nonetheless, there is no guarantee that biodiesel will become a widely-used lubricity additive. Currently, most of the Ultra Low Sulfur diesel fuel sold in the United States does not contain biodiesel.

Biodiesel in Louisiana

The state of Louisiana has enacted an alternative renewable fuel usage mandate that will become effective six months following the month in which annualized production of alternative renewable fuels (e.g., biodiesel) in Louisiana equals or exceeds 10 million gallons (i.e., 834,000 gallons produced in a month). The mandate requires that 2% of total diesel fuel sold in the state be an alternative renewable fuel. Fulfilling the 2% mandate will require approximately 15 million gallons of biodiesel or alternative diesel fuel annually, based on the state’s aggregate use of approximately 760 million gallons of diesel in 2005.

Employees

Vanguard currently employs 17 persons on a full-time basis (including 2 members of the Company’s executive management team), and expects to employ approximately 22 persons on a full-time basis within three months. Of these persons, approximately 14 will be engaged in operations and production, 3 will be engaged in operations management, and 5 will be engaged in administrative and marketing functions.

On the closing date of the Acquisition, the Company entered into employment agreements with Darrell Dubroc and Tim A. Collins, who were previously the Chief Executive Officer and Chief Financial Officer of Vanguard, respectively. Mr. Dubroc now serves as the Company’s President and Chief Operating Officer, and Mr. Collins serves as the Company’s Executive Vice President of Business Development. See “Employment Agreements.”

W. Bruce Comer III and Heng Chuk, executives of Diametrics, will continue their duties as Chief Executive Officer and Chief Financial Officer, respectively, of the Company. On the closing date of the Acquisition, the Company entered into a management services agreement with Ocean Park Advisors, LLC, pursuant to which certain of Ocean Park Advisors’ professionals (including but not limited to Messrs. Comer and Chuk) and consultants will perform general and administrative functions for the Company. See “Employment Agreements.”

Risk factors associated with the Company

Vanguard has limited operating history, which makes it difficult to evaluate its financial position and its business plan.

Vanguard is an early stage company that has conducted limited business operations to date. Accordingly, there is limited operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern. We may not be able to generate sufficient revenues to become profitable. In addition, we may never begin or complete construction of any other biodiesel production facilities and those other facilities may never commence significant operations or, if we does complete the construction of another biodiesel production facility, we may not be able to generate sufficient revenues to become profitable.

Federal tax incentives for biodiesel production may be eliminated in the future, which could hinder our ability to operate at a profit.

The biodiesel industry and our business are assisted by various federal tax incentives, including the excise tax credit included in the EPAct (which expires December 31, 2008). The elimination, expiration or reduction of tax incentives would, based on current market prices, prevent us from being able to sell biodiesel at a price higher than our cost to produce biodiesel. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for biodiesel would result, which could result in the failure of the business.

The biofuels industry in the United States is currently dependent upon tax policies and environmental regulations that favor the use of biofuels in motor fuel blends. A change in these government policies favorable to biodiesel may cause demand for biodiesel to decline.

Growth and demand for biodiesel may be driven primarily by federal and state government policies, such as the federal excise tax credit (which expires December 31, 2008) and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for biodiesel may decline if these policies change or are discontinued. In addition, a significant long term fall in the rate of excise or duties levied on petrodiesel would impact upon the competitiveness and viability of biodiesel.

We may need to obtain a significant amount of additional debt and/or equity capital to complete the development and completion of the plants described in this report, which we may not be able to obtain on acceptable terms or at all.

Of the proceeds from the sale of the Series J Convertible Preferred Stock, we will have approximately $8.5 million remaining after the payments and expenses related to the Acquisition. This amount will primarily be used for working capital, incentive compensation, operating expenses and expansion of the capacity of our existing production facility.

We will require additional capital to fund our business and development plan, including the construction of additional biodiesel plants. Based on our internal estimates, we currently estimate that depending on the size and location of a biodiesel plant, the cost to develop and construct each proposed plant would range between $5 and $50 million per plant. In addition, once these plants have been constructed, we will have to fund the start-up operations of these plants until, if ever, the plants generate sufficient cash flow from their operations. We may also encounter unforeseen costs that could also require us to seek additional capital. As a result, the funds raised in the sale of our Series J Convertible Preferred Stock will not be sufficient for us to complete future plants. Accordingly, we expect to seek to raise additional debt and/or equity funding. The full and timely development and implementation of our business plan and growth strategy will require significant additional resources, and we may not be able to obtain the funding necessary to implement our growth strategy on acceptable terms or at all. An inability to obtain such funding would prevent us from constructing any additional biodiesel plants. Furthermore, our construction strategy may not produce material revenues even if successfully funded. We have not yet identified the sources for the additional financing it requires and we do not have commitments from any third parties to provide this financing. We might not succeed, therefore, in raising additional equity capital or in negotiating and obtaining additional and acceptable financing. Our ability to obtain additional capital will also depend on market conditions, national and global economies and other factors beyond our control. We might not be able to obtain required working capital, the need for which is substantial given our business and development plan. The terms of any future debt or equity funding that we may obtain may be unfavorable to us and to our stockholders.

We envision a period of growth that may impose a significant burden on our administrative and operational resources which if not effectively managed could impair our growth.

Our strategy envisions a period of growth that may impose a significant burden on our administrative and operational resources. Our failure to manage our growth effectively could prevent us from achieving our goals. The growth of our business, and in particular, the construction of any additional biodiesel production facilities, will require significant investments of capital and management’s close attention. In addition to the possibility of constructing additional biodiesel production facilities, we may seek to enter into significant marketing agreements, and other similar agreements with companies that currently, or expect to, produce or use biodiesel. Our ability to effectively manage our growth will require us to attract, train, manage and retain qualified management, technicians and other personnel; we may be unable to do so. In addition, our failure to successfully manage our growth could result in our sales not increasing commensurate with our capital investments.

We will be dependent on third parties for expertise in the design and construction of biodiesel plants and any loss or impairment of these relationships could cause delay and added expense. In addition, we currently have no binding definitive construction agreements with such parties and their failure to perform could hinder our ability to operate profitably.

The number of engineering and construction firms in the United States with the necessary expertise to design and build biodiesel plants and their available capacity is limited. We will be dependent on our relationships with third parties for engineering and construction expertise. Any loss of, or damage to, these relationships, particularly during the construction and start-up period for the plant(s), may significantly delay or even prevent us from commencing operations at additional facilities and result in the failure of our business. The time and expense of locating new consultants and contractors could result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profitability and significantly damage our competitive position in the biodiesel industry.

We will be highly dependent upon contractors to design and build any future biodiesel plants, but we have not signed definitive binding construction agreements with any of these companies. We have not yet negotiated or executed definitive design-build agreements with any party and there is no assurance that such agreements will be executed in a timely manner or at all. If we do not execute definitive, binding design-build agreements with third parties, or if any such third party terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor.

If we fail to finalize critical agreements, such as design-build agreements, biodiesel marketing agreements, and utility supply agreements, or the terms of such critical agreements are unfavorable compared to what we currently anticipate, our projects may fail or be harmed in ways that could hinder our ability to operate profitably.

This report makes reference to documents or agreements that are not yet finalized or executed, and plans that have not been implemented. In some instances the negotiations with respect to such documents or agreements have not started or are in the very early stages and the documents themselves are not even in draft form. We may be unable to finalize and enter into these critical agreements or the definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions currently expected by us. These proposed agreements, documents, plans or proposals may not materialize or, if they do, may not allow us to operate profitably.

We may depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.

We expect to hire third-party marketing firms to market some or all of the biodiesel we plan to produce. As a result, we expect to be dependent on any biodiesel broker that we engage. There is no assurance that we will be able to enter into contracts with any biodiesel broker on terms that are favorable to us. If the biodiesel broker breaches the contract or does not have the ability, for financial or other reasons, to market all of the biodiesel we produce, we may not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our biodiesel may result in less income from sales, reducing our revenue stream.

Our lack of business diversification could have a negative impact on our financial performance if we do not generate revenue from our primary products or such revenues decrease.

We expect that our business will consist of biodiesel production and sales. We currently have no other lines of business or other sources of revenue. Our lack of business diversification could cause us to be unable to generate revenues by the production and sales of biodiesel since we do not have any other lines of business or alternative revenue sources.

We will be required to hire and retain skilled technical and managerial personnel.

Personnel qualified to operate and manage biodiesel plants are in great demand. Our success depends in large part on our ability to attract, train, motivate and retain qualified management and skilled employees, particularly managerial, technical, sales, and marketing personnel, technicians, and other critical personnel. Any failure to attract and retain the highly-trained managerial and technical personnel may have a negative impact on our operations, which would have a negative impact on revenues. There can be no assurance that we will be able to attract and retain skilled persons and the loss of skilled technical personnel would adversely affect our company.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon our officers for execution of our business plan. The loss of any of our officers could have a material adverse effect upon our results of operations and financial position. We do not maintain “key person” life insurance for any of our officers. The loss of any of our officers could delay or prevent the achievement of our business objectives.

Increases in site or plant construction costs may require us to raise additional capital.

We anticipate that contractors will construct any additional plants we elect to pursue for a fixed contract price, based on the plans and specifications in the anticipated design-build agreements. The estimated cost of construction of plants is based on management’s best estimates, and there is no assurance that the final cost of one or more of our plants will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of plants. Shortages of steel, concrete or other building materials or labor could affect the final cost and final completion date of any project. In addition, specific site conditions at any plant site may increase construction costs. Any significant increase in the estimated construction cost of the plant could require us to raise additional capital.

Construction delays or defects could result in delays in increasing our production and sale of biodiesel and negatively affect our operations and financial performance.

Construction projects often involve delays for a number of reasons including delays in obtaining permits, delays due to weather conditions, or other events. Also, any changes in political administrations at the federal, state or local level that result in policy changes towards biodiesel could also cause construction and/or operation delays. If it takes longer to increase the production capacity of the Pollock Facility than anticipated or if it takes us longer to construct any other plant we decide to construct, our ability to generate revenues could be impaired. In addition, there can be no assurance that defects in materials and/or workmanship will not occur. Such defects could delay the commencement of enhanced capacity operations of the plant or cause us to halt or discontinue the plant’s operation or reduce the intended production capacity. Halting or discontinuing plant operations could delay our ability to generate revenues.

Plant sites, including the Pollock Facility, may have unknown environmental problems that could be expensive and time consuming to correct which may delay or halt plant construction and delay our ability to generate revenue.

We may encounter hazardous conditions at or near each of our facility sites, including the Pollock Facility, that may delay or prevent construction or operation of a particular facility. If we encounter a hazardous condition at or near a site, work may be suspended and we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition would likely delay or prevent construction of a particular facility and may require significant expenditure of resources to correct the condition. If we encounter any hazardous condition during construction, estimated sales and profitability may be adversely affected.

We currently operate a single facility. Any operational disruption at that facility could result in a reduction of our sales volume, and could cause us to incur substantial losses.

If we are unable to complete the expansion of the Pollock Facility, or if our operations at that facility experience a significant interruption due to a major accident or damage by severe weather or other natural disasters, our ability to generate revenues could be adversely impacted. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in our industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. We have not operated the Pollock Facility at or near capacity for an extended period and cannot be sure that we will be able to do so. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not cover or be adequate to fully cover the potential operational hazards described above.

In addition, the local market in Louisiana for biodiesel is limited. Vanguard currently sells its product to users both in Louisiana and outside of the state. Any significant interruption to transportation system upon which we are dependent or any increase in the cost of transporting our biodiesel product could materially affect the profitability of our business.

We may be sued or become a party to litigation, which could require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may be subject to lawsuits from time to time arising in the ordinary course of our business. We may be forced to incur costs and expenses in connection with defending ourselves with respect to such litigation and the payment of any settlement or judgment in connection therewith if there is an unfavorable outcome. The expense of defending litigation may be significant. The amount of time to resolve lawsuits is unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows. In addition, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations and cash flows.

We may be unable to protect our intellectual property, which could negatively affect our ability to compete.

We rely or may rely on a combination of trademark, tradename, confidentiality agreements, and other contractual restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality agreements with our employees, consultants, and corporate partners, and control access to and distribution of our confidential information. These measures may not preclude the disclosure of our confidential or proprietary information. Despite efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary information. Monitoring unauthorized use of our confidential information is difficult, and we cannot be certain that the steps we take to prevent unauthorized use of our confidential information will be effective.

Risks related to the biodiesel industry

Our financial performance will be dependent on prices for soybean oil and other commodities which are subject to and determined by market forces outside our control.

Our results of operations and financial condition will be significantly affected by the cost and supply of soybean oil and other alternative feedstocks. Soybean oil is our single largest expense. The price of soybean oil or other feedstocks is influenced by weather conditions and other factors affecting crop yields, farmer planting decisions, the output and proximity of soybean crush facilities, and general economic, market and regulatory factors. These factors include government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply. The significance and relative effect of these factors on the price of soybean oil is difficult to predict. Any event that tends to negatively affect the supply of soybean oil, such as adverse weather or crop disease, could increase soybean oil prices and potentially harm our business. In addition, we may also have difficulty, from time to time, in sourcing soybean oil on economical terms due to supply shortages. Such a shortage could require us to suspend operations until soybean oil is available at economical terms, which would have a material adverse effect on our business, results of operations and financial position. The price we pay for soybean oil at a facility could increase if an additional biodiesel production facility is built in the same general vicinity.

The availability and price of soybean oil will significantly influence our financial performance. We may purchase soybean oil in the cash market and hedge soybean oil price risk through futures contracts and options to reduce short-term exposure to price fluctuations. There is no assurance that our hedging activities will successfully reduce the risk caused by price fluctuation which may leave us vulnerable to high soybean oil prices. Hedging activities themselves can result in costs because price movements in soybean oil contracts are highly volatile and are influenced by many factors that are beyond our control.

Generally, higher soybean oil prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased soybean oil costs to our customers. There is no assurance that we will be able to pass through higher soybean oil prices to our customers. In addition, production of biodiesel is dependent upon a number of other inputs, such as sodium methylate and methanol. Price increases in such inputs or a lack of supply of such inputs could increase production costs and negatively affect cash flow. If a period of high soybean oil prices or other inputs were to be sustained for some time, such pricing may reduce our ability to generate revenues because of the higher cost of operating.

The biodiesel production and marketing industry is extremely competitive. Many of our competitors have greater financial and other resources than we do and one or more of these competitors could use their greater resources to gain market share at our expense.

The biodiesel production and marketing industry is extremely competitive. Many of our competitors in the biodiesel production and marketing industry have substantially greater production, financial, research and development, personnel and marketing resources than we do. As a result, our competitors may be able to compete more aggressively than we could and sustain that competition over a longer period of time. Our lack of resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and cause a decline in our market share, sales and profitability.

Declines in the prices of biodiesel will have a significant negative impact on our financial performance.

Our revenues will be greatly affected by the price at which we can sell our biodiesel. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of diesel fuel, level of government support, and the availability and price of competing products. United States biodiesel prices generally parallel the movement of petroleum oil prices. Oil prices are difficult to forecast because the market reflects the global economy, which is subject to political upheaval, natural disasters, and other myriad factors. Even the slightest rumor of political instability can significantly affect the price of oil. Further, exchange rates play a key role in domestic oil pricing. Any lowering of diesel prices will likely also lead to lower prices for biodiesel, which may decrease our biodiesel sales and reduce revenues.

The price of biodiesel has recently been much higher than its 10-year average. We do not expect these prices to be sustainable as supply from new and existing biodiesel plants increases to meet increased demand. Increased production of biodiesel may lead to lower spot market prices. The increased production of biodiesel could have other adverse effects. For example, the increased production of biodiesel could result in increased demand and higher prices for soybean oil and other alternative feedstocks. There can be no assurance as to the price of biodiesel in the future. Any downward changes in the price of biodiesel may result in lower revenue which would decrease our income. If the wholesale price per gallon of biodiesel falls below approximately $1.40 per gallon, we will not be able to earn an operating profit under our current cost structure.

Competition from the advancement of alternative fuels may lessen the demand for biodiesel and negatively impact our profitability.

Alternative fuels, gasoline oxygenates and biodiesel production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean burning gaseous fuels. Like biodiesel, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for biodiesel, which would negatively impact our profitability.

Changes and advances in biodiesel production technology could require us to incur costs to update our biodiesel plant or could otherwise hinder our ability to compete in the biodiesel industry or operate profitably.

Advances and changes in biodiesel production technology may make the biodiesel production technology installed in our current plant or any of our future plants, if any, less desirable or obsolete. These advances may also allow competitors to produce biodiesel at a lower cost than us. If we are unable to adopt or incorporate technological advances, our biodiesel production methods and processes could be less efficient than our competitors, which could cause us to become uncompetitive or completely obsolete. If competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our biodiesel production remains competitive. Alternatively, we may be required to seek third-party licenses, which could also result in significant expenditures. We cannot guarantee or assure that third-party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income.

Changes in specification standards for biodiesel fuel may increase production costs or require additional capital expenditures to upgrade and/or modify our biodiesel facility to meet them. Such upgrades and/or modifications may entail delays in or stoppages of production.

The American Society of Testing and Materials (ASTM) is the recognized standard-setting body for fuels and additives in the United States. ASTM’s specification for pure biodiesel (to be used in blends of up to 20% with diesel fuel), ASTM D 6751, has been adopted by the Environmental Protection Agency, and compliance is required in order for our biodiesel to qualify as a legal motor fuel for sale and distribution. ASTM has modified its D 6751 specification in the past, and is expected to continue to modify the specification in the future as the use of and experience with biodiesel expands. There is no guarantee that our production facility will be able to produce compliant biodiesel fuel in the event of changes to the specification. We may need to invest significant capital resources to upgrade or modify our biodiesel facility, which might cause delays in or stoppages of production and the resultant loss of revenues, or which might not be economically feasible at all. Any modifications to the production facility or to the biodiesel specification may entail increased production costs or reduced production capacity. These consequences could result in a negative impact on our financial performance.

As domestic biodiesel production comes to grow, biodiesel prices may decline which could significantly reduce sales.

The number of biodiesel plants being developed and constructed in the United States is increasing at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic biodiesel production facilities. If the demand for biodiesel does not grow at the same pace as increases in supply, we would expect the price for biodiesel to decline. Declining biodiesel prices will result in lower revenues and may reduce or eliminate profits.

Biodiesel imported from other countries may be a less expensive alternative to our biodiesel, which would cause us to lose market share.

Biodiesel imported from other countries may be a less expensive alternative to domestically produced biodiesel if tariffs presently protecting United States biodiesel producers are reduced or eliminated. Competition from biodiesel imported from other countries may affect our ability to sell biodiesel profitably.

Risks related to regulation and governmental action

Changes in environmental regulations or violations of the regulations could be expensive and hinder our ability to operate profitably.

We are and will continue to be subject to extensive air, water and other environmental regulations and will need to maintain a number of environmental permits to construct and operate our plants. If for any reason, any of these permits are not granted, construction costs for the plants may increase, or the plants may not be constructed at all. Additionally, any changes in environmental laws and regulations, both at the federal and state level, could require us to invest or spend considerable resources in order to comply with future environmental regulations. Violations of these laws and regulations could result in liabilities that affect our financial condition and the expense of compliance alone could be significant enough to reduce profits.

Risks relating to low priced stocks

Although our common stock currently is quoted and traded on the OTC Bulletin Board, the price at which the stock will trade after the consummation of the Acquisition cannot currently be estimated. Because we are still an early stage company and our plant is still in the start-up period with a limited operating history, the trading price of the common stock may be below $5.00. If our common stock trades below $5.00 per share, trading in the common stock may be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions) and a two-business day “cooling off period” before broker-dealers can effect transactions in penny stocks. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. These, and the other burdens imposed upon broker-dealers by the penny stock requirements, could discourage broker-dealers from effecting transactions in the common stock which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell it.

Market prices for the common stock will be influenced by many factors and will be subject to significant fluctuations in response to variations in our operating results and other factors. Historically, the trading price of our stock has been volatile, and our stock has traded in a range of between $0.80 and $18.00 over the past year. Factors that could affect our future stock price, and create volatility in our stock price, include the price and demand for biodiesel, the price and availability of oil and gasoline, the political situation in the Middle East, United States energy policies, federal and state regulatory changes that affect the price of soy and biodiesel, the existence or discontinuation of legislative incentives for renewable fuels, the trading price of the stock of our competitors, investor perceptions of the Company, interest rates, general economic conditions and those specific to the industry, developments with regard to our operations and activities, our future financial condition, and changes in our management.

Plan of Operation

We plan to increase our production of biodiesel to utilize the full capacity of our existing Pollock Facility (currently, maximum capacity is approximately 12 million gallons per year). This may be achieved through direct sales of B100, blended diesel fuel, or sales via tolling arrangements, each of which may entail different levels of recognized revenue per gallon of biodiesel produced. Furthermore, we intend to pursue an expansion of the facility to 20 million gallons annually. It is expected that such expansion would require approximately $3 million in capital expenditures.

In addition to expanding the Pollock Facility’s production capacity to 20 million gallons annually from its current production capacity of 12 million gallons, we may seek to acquire additional biodiesel production facilities or transport and distribution sites in the Gulf Coast region, nationwide, or internationally. Furthermore, we may seek to acquire, construct or otherwise participate in other projects relating to the transportation, marketing or distribution of biodiesel. Future expansion and acquisitions may be funded through the issuance of debt or equity securities or a combination thereof.

We believe that the funds raised in the sale of our Series J Convertible Preferred Stock together with cash from operations will be sufficient to satisfy our cash flow needs to fund existing operations for the next 12 months and for the expansion of our Pollock Facility. If additional development or acquisition opportunities arise, we may need to raise additional capital through additional borrowings or equity or debt financings.

There can be no assurance that we will be able to achieve sales growth in the next 12 months, or that we will be profitable. Actual operating expenses may be higher than expected. In such instances, it is possible that we may need additional working capital in the next 12 months. Furthermore, there can be no assurance that the Pollock Facility expansion or any other biodiesel-related projects will be possible at market rates and terms, or at all. We will likely need to raise additional debt and/or equity capital in order to finance additional biodiesel-related projects and their operations. Such financing(s) may increase the risk of our ability to service our debt obligations, and/or cause dilution to existing equity holders.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet arrangements.

Description of Property

We own and operate the Pollock Facility located in Pollock, Louisiana, that uses renewable agricultural-based feedstock (primarily soybean oil) to produce biodiesel fuel. Construction of the Pollock Facility was completed in early 2006, and production and sales of biodiesel produced at the Pollock Facility began in April of 2006. We estimate that the Pollock Facility is currently capable of producing 12 million gallons of biodiesel per year. We intend to use approximately $3 million of the proceeds from the sale of our Series J Convertible Preferred Stock to pursue an expansion of the capacity of the Pollock Facility to 20 million gallons annually.

Insurance Policies

We maintain insurance policies covering our property and business, pollution liability, workers compensation, directors and officers’ liability and general liability. However, as biodiesel is a new and unique product, it is unclear whether standard insurance policies cover claims arising from the production, use or transport of biodiesel. Furthermore, there can be no assurance that the policy coverage limits are adequate or sufficient in the event of an accident, negligence or an act of God.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, as of September 25, 2006 by: (i) each person who is known by the Company to beneficially own more than 5% of the common stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers and (iv) all directors and executive officers of the Company as a group:

Name of Beneficial Owner		Number of Shares Beneficially Owned (1)	Percent of Class
(2)	M.A.G. Capital, LLC	23,806,340	90.2%
(3)	Mercator Momentum Fund	597,629	14.6%
(4)	Mercator Momentum Fund III	3,241,344	48.2%
(5)	Monarch Pointe Fund Ltd.	12,023,900	81.9%
(6)	Mercator Focus Fund, LP	21,682	0.6%
(7)	Ocean Park Advisors, LLC	8,276,430	79.5%
(8)	Asset Managers International Limited	8,723,376	76.4%
(9)	St. Cloud Capital Partners	3,031,286	46.3%
(10)	Erasmus Louisiana Growth Fund	2,635,901	42.9%
(11)	Pentagon Dollar Satellite Fund	2,635,901	42.9%
(12)	Dave Callaham	2,530,465	41.9%
(13)	Portland Fixture Limited Partnership	658,975	15.8%
(14)	The Richard Aronow Trust	658,975	15.8%
(15)	Nautilus Trust	448,103	11.3%
(16)	Algere Trust	434,924	11.0%
(17)	Rader Living Trust	434,924	11.0%
(18)	Gregory W. Econn Trust	329,488	8.6%
(19)	Longview Fund	293,945	7.8%
(20)	Longview Equity Fund	167,776	4.6%
(21)	Longview International Equity Fund	83,888	2.3%
(22)	Camden International	209,724	5.7%
(23)	Gellar Living Trust	263,590	7.0%
(24)	James A. Sears	263,590	7.0%
(25)	Armando Engenheiro	197,693	5.3%
(26)	W. Bruce Comer III	8,457,052	79.9%
(27)	Heng Chuk	8,363,128	79.7%
(28)	Darrell Dubroc	6,978,630	66.5%
(29)	Tim Collins	4,131,370	54.1%
(29)	Paul A. Galleberg	—	—
(29)	Jeffrey Lawton	—	—
(30)	All directors and executive officers as a group	19,653,750	90.2%

(1)

The percentage calculations are based on 3,509,457 shares of common stock that were outstanding as of September 25, 2006 plus the respective beneficial shares owned by each stockholder. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 25, 2006 (including shares issuable upon the conversion of our Series J and Series K Convertible Preferred Stock which remain subject to obtaining the Shareholder Approval and the Reincorporation becoming effective) are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Consists of 7,884 shares of common stock, 1,413,900 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock, 6,500,000 shares of common stock that may be acquired after Shareholder Approval and the Reincorporation becoming effective upon the exercise of warrants with an exercise price of $1.14 and $1.33 per share, as well as the securities held by Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Monarch Pointe Fund, Ltd., or Mercator Focus Fund, LP. The documentation governing the terms of the Series H Preferred Stock contains provisions prohibiting any conversion of the Series H Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(3)	Consists of 20,342 shares of common stock, 247,800 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and 329,488 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock. The documentation governing the terms of the Series H Preferred Stock contains provisions prohibiting any conversion of the Series H Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(4)	Consists of 20,535 shares of common stock, 268,600 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and 2,952,209 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock. The documentation governing the terms of the Series H Preferred Stock contains provisions prohibiting any conversion of the Series H Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(5)	Consists of 847,647 shares of common stock, 408,600 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and 10,767,654 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock. The documentation governing the terms of the Series H Preferred Stock contains provisions prohibiting any conversion of the Series H Preferred Stock that would result in M.A.G. Capital, LLC; Mercator Momentum Fund, LP; Mercator Momentum Fund III or Monarch Pointe Fund, Ltd. collectively owning beneficially more than 9.99% of the outstanding shares of our common stock as determined under Section 13(d) of the Securities Exchange Act of 1934.

(6)	Consists of 13,576 shares of common stock and warrants to purchase 8,106 shares of common stock.

(7)	Consists of 1,379,400 shares of common stock, warrants to purchase 4,827,921 shares and options to purchase 2,069,109 shares, subject to Shareholder Approval and the Reincorporation becoming effective.

(8)	Consists of Consists of 815,675 shares of common stock and 7,907,702 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(9)	Consists of 3,301,286 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(10)	Consists of 2,635,901 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(11)	Consists of 2,635,901 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(12)	Consists of 2,530,465 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(13)	Consists of 658,975 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(14)	Consists of 658,975 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(15)	Consists of 448,103 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(16)	Consists of 434,924 shares of common stock after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(17)	Consists of 434,924 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(18)	Consists of 329,488 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(19)	Consists of 33,333 shares of common stock, 142,000 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and options to purchase 118,612 shares of common stock.

(20)	Consists of 13,200 shares of common stock, 86,800 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and options to purchase 67,776 shares of common stock.

(21)	Consists of 6,800 shares of common stock, 43,200 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and options to purchase 33,888 shares of common stock.

(22)	Consists of 13,500 shares of common stock, 111,500 shares of common stock that may be acquired upon the conversion of outstanding Series H Preferred Stock and options to purchase 84,724 shares of common stock.

(23)	Consists of 263,590 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(24)	Consists of 263,590 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(25)	Consists of 197,693 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series J Preferred Stock.

(26)	Consists of options to purchase 180,622 shares, subject to Shareholder Approval and the Reincorporation becoming effective. Additionally, Mr. Comer is a principal of Ocean Park Advisors, LLC, and as such, may be deemed the beneficial owner of the securities held by Ocean Park Advisors, LLC.

(27)	Consists of options to purchase 86,698 shares. Additionally, Mr. Chuk is a principal of Ocean Park Advisors, LLC, and as such, may be deemed the beneficial owner of the securities held by Ocean Park Advisors, LLC.

(28)	Consists of 6,978,630 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series K Preferred Stock.

(29)	Consists of 4,131,370 shares of common stock that after Shareholder Approval and the Reincorporation becoming effective may be acquired upon the conversion of outstanding Series K Preferred Stock.

(30)	Includes shares beneficially owned by Darrell Dubroc, Tim Collins, Bruce Comer, Heng Chuk, Paul Galleberg and Jeff Lawton, and including with respect to Messrs. Comer and Chuk, shares beneficially owned by Ocean Park Advisors.

Directors, Executive Officers, Promoters and Control Persons

Information concerning our directors and executive officers

Name	Age	Position
W. Bruce Comer III	40	Chief Executive Officer, Director
Darrell Dubroc	45	President & Chief Operating Officer, Director
Tim Collins	41	Executive Vice President of Business Development, Director
Heng Chuk	26	Chief Financial Officer & Secretary, Director
Paul A. Galleberg	46	Director
Jeffrey Lawton	31	Director

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all directors and executive officers.

W. Bruce Comer III, Chief Executive Officer, Director

Mr. Comer is the Chief Executive Officer and a director of the Company, and the founder and Managing Director of Ocean Park Advisors, LLC, a private equity firm founded in 2004 that invests in middle-market companies and provides advisory services to select investors and corporate clients. He has over 15 years experience in business development, finance and operations both in the United States and throughout Asia. Prior to founding Ocean Park, he was a Principal at Platinum Equity. From 2000 through 2002, Mr. Comer was the Chief Financial Officer of Pacific Crossing, a subsea cable venture that owned and operated a trans-Pacific fiber optic cable system linking Japan and the United States, and was Vice President of Corporate Finance at Asia Global Crossing. The Pacific Crossing venture consisted of the following entities: PC Landing Corp., a Delaware corporation, Pacific Crossing, Ltd., a Bermuda company, Pacific Crossing UK, Ltd., a United Kingdom company, PCL Japan, Ltd., a Japan company, and SCS Bermuda, Ltd., a Bermuda company. In July 2002, these entities filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. Mr. Comer is a director of Casestack, Inc., an outsourced logistics company, and serves on the Board of Trustees of Princeton-in-Asia. He is also a member of the Pacific Council on International Policy and served on its task force on United States-Indian Relations. Mr. Comer received a Bachelor’s degree cum laude from Princeton University; a Master’s degree with Distinction in International Relations from Johns Hopkins University, and an MBA from the Wharton School.

Darrell Dubroc, President & Chief Operating Officer, Director

Mr. Dubroc is the President, Chief Operating Officer and a director of the Company, and has served as the President and Chief Executive Officer of Vanguard since its inception in 2003. Prior to 2003, Mr. Dubroc had an 18 year tenure at Cleco Corporation, a publicly-listed electric utility company (NYSE: CNL) based in the Gulf Coast region, where he most recently served as an officer and as a Senior Vice President. Mr. Dubroc is a member of the Louisiana Association of Business and Industry, the Louisiana Engineering Society, the Central Louisiana Chamber of Commerce, and is a voting Board Member of the National Biodiesel Board. Mr. Dubroc is a graduate of the Advanced Business Management program at Harvard Business School, and received an advanced degree in Engineering Management from Louisiana State University. He graduated with a B.S. in Mechanical Engineering from the University of Louisiana in Lafayette.

Tim Collins, Executive Vice President of Business Development, Director

Mr. Collins is the Executive Vice President of Business Development and a director of the Company, and has served as the Chief Financial Officer, Secretary and Treasurer of Vanguard since its inception in 2003. He has over 15 years experience in finance, strategic planning, and business development. Prior to 2003, Mr. Collins had a 5 year tenure at Cleco Corporation, where he served as Director of Finance and Strategic Planning. Prior to Cleco, Mr. Collins was involved in a number of investment and consulting projects where he advised on operations, finance, accounting, and fundraising. Mr. Collins is a graduate of Louisiana Tech University, where he received a B.S. in Accounting.

Heng Chuk, Chief Financial Officer & Secretary, Director

Mr. Chuk is the Chief Financial Officer and a director of the Company, and the Vice President and co-founder of Ocean Park Advisors, LLC, a private equity firm founded in 2004 that invests in middle-market companies and provides advisory services to select investors and corporate clients. In 2003, he was an Associate at Platinum Equity, a private equity firm in Los Angeles. From 2001 to 2003, Mr. Chuk worked in the Corporate Finance group at Asia Global Crossing. Mr. Chuk graduated cum laude from the University of Pennsylvania’s Management & Technology joint-degree program, with a B.S. in Finance from the Wharton School and a B.S. in Electrical Engineering, and received an M.S. in Electrical Engineering from Stanford University.

Paul A. Galleberg, Director

Mr. Galleberg is a director of the Company. He has over 20 years experience in business development, law, corporate finance and general management. Since June 2006, Mr. Galleberg has been President of PV Asset Management LLC, a private investment and advisory company. From 2000 to June 2006, Mr. Galleberg had been Senior Vice President, General Counsel and Secretary of Infonet Services Corporation, one of the world’s largest managed data network services providers, which was purchased by BT Group plc in February 2005. Prior to joining Infonet, Mr. Galleberg was a corporate partner with Latham & Watkins, an international law firm, having been associated with the firm since 1986. Mr. Galleberg received a J.D., cum laude, from Harvard Law School and an A.B., with highest distinction, from the University of Michigan

Jeffrey Lawton, Director

Mr. Lawton is a director of the Company. He has over 10 years experience in corporate restructurings, corporate development, mergers and acquisitions, business development and investment banking. From 2003 to 2006, Mr. Lawton was Vice President of Restructuring and Investor Relations for Adelphia Communications Corporation. From 2000 to 2003, Mr. Lawton served as Director, Corporate Development/Finance at 360networks, a telecommunications infrastructure and services provider in the United States and Canada. From 1999 to 2000, Mr. Lawton worked in corporate development at XO Communications, a competitive local telecom provider, and prior to XO Communications, Mr. Lawton was an investment banker in the telecommunications and media group at Merrill Lynch & Co. in New York. Mr. Lawton received an A.B. in economics, cum laude, from Princeton University.

Committees of the Board of Directors

The Board of Directors has a Compensation Committee whose members are Mr. Lawton and Mr. Galleberg, who is the Chairman. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for our employees, subject to ratification by the full Board, and administers our 2006 Incentive Compensation Plan. The Compensation Committee did not meet in fiscal year 2005.

The Board of Directors has an Audit Committee which currently has no members. The Audit Committee reviews the results and scope of the audit and other services provided by our independent certified public accountants, as well as our accounting principles and our system of internal controls, reports the results of their review to the full Board and to management and recommends to the full Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Audit Committee undertakes these specific duties and other responsibilities listed in the Audit Committee’s charter, and such other duties as the Board may prescribe from time to time. The Audit Committee did not meet during fiscal 2005.

The Board of Directors does not have a separate Nominating Committee, and has determined that it is appropriate for the entire Board to serve that function for the time being since all of its current directors participate in the nomination of directors.

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and arrangements as of September 25, 2006, including the 2006 Incentive Compensation Plan. The material terms of these plans and arrangements are described in our Quarterly Report on Form 10-QSB, dated August 14, 2006.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	-0-	N/A	-0-	-0-
Equity compensation plans subject to stockholder approval(1)	3,127,312	$0.7233	3,465,443	6,592,755

Total	3,127,312		3,465,443	6,592,755

(1)	The Company and certain of its stockholders are party to voting agreements pursuant to which stockholders who collectively beneficially own securities with the voting power equivalent to that of 52 million common shares (or approximately 99% of the voting power of our capital stock) have agreed to vote their shares in favor of approving our 2006 Incentive Compensation Plan and the Amendment to the Company’s 2006 Incentive Compensation Plan. See “Certain Relationships And Related Transactions.” Accordingly, we expect that the 2006 Incentive Compensation Plan and the Amendment to the Company’s 2006 Incentive Compensation Plan will be approved.

Executive Compensation

The following table sets forth the compensation for each of the fiscal years in the three-year period ended December 31, 2005 of our chief executive officer and our four most highly compensated executive officers other than our chief executive officer (each, a “named executive officer”) at September 25, 2006.

Summary Compensation Table

	Year	Annual Compensation			Long-Term Compensation			All Other Compensation ($)
					Awards		Payouts
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)
W. Bruce Comer III (1)	2005	—	—	—	—	—	—	—
Chief Executive Officer	2004	—	—	—	—	—	—	—
	2003	—	—	—	—	—	—	—
Darrell Dubroc (2)	2005	—	—	—	—	—	—	—
President and	2004	—	—	—	—	—	—	—
Chief Operating Officer	2003	—	—	—	—	—	—	—
Tim Collins (3)	2005	—	—	—	—	—	—	—
Executive Vice President	2004	—	—	—	—	—	—	—
of Business Development	2003	—	—	—	—	—	—	—
Heng Chuk (4)	2005	—	—	—	—	—	—	—
Chief Financial Officer &	2004	—	—	—	—	—	—	—
Secretary	2003	—	—	—	—	—	—	—
David B. Kaysen (5)	2005	$165,865	—	—	—	—	—	—
Chief Executive Officer	2004	385,636	—	—	—	—	—	—
	2003	347,091	—	—	500,000	—	—	—
Steven G. Emery (6)	2005	$41,827	—	—	—	—	—	—
Senior Vice President of	2004	187,903	—	—	—	—	—	—
Worldwide Marketing and Business Development	2003	178,197	—	—	—	—	—	—
W. Glen Winchell (7)	2005	$121,154	—	—	—	—	—	39,500	(8)
Senior Vice President &	2004	215,625	—	—	—	—	—	—
Chief Financial Officer	2003	80,769	—	—	200,000	—	—	—

(1)	Mr. Comer became our Chief Executive Officer in December 2005 and received no compensation from the Company during fiscal 2005.

(2)	Mr. Dubroc became our President and Chief Operating Officer in September 2006 and received no compensation from the Company during fiscal 2005.

(3)	Mr. Collins became our Executive Vice President of Business Development in September 2006 and received no compensation from the Company during fiscal 2005.

(4)	Mr. Chuk became our Chief Financial Officer and Secretary in December 2005 and received no compensation from the Company during fiscal 2005.

(5)	Mr. Kaysen terminated his employment with us on June 17, 2005.

(6)	Mr. Emery terminated his employment with us on March 31, 2005.

(7)	Mr. Winchell joined as Senior Vice President and Chief Financial Officer effective August 4, 2003 and terminated his employment with us on December 2, 2005.

(8)	Mr. Winchell was paid a settlement of $39,500 in exchange for a release of the Company of any claims, known or unknown, as of November 30, 2005.

Stock Options

There were no option grants during the year ended December 31, 2005 to the named executive officers named in the “Summary Compensation Table” above. The following table summarizes the value of all options held at December 31, 2005 by the named executive officers named in the “Summary Compensation Table” above:

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
W. Bruce Comer III (1)	—	—	—	—	—
Darrell Dubroc (2)	—	—	—	—	—
Tim Collins (3)	—	—	—	—	—
Heng Chuk (4)	—	—	—	—	—
David B. Kaysen (5)	—	—	—	—	—
Steven G. Emery (6)	—	—	—	—	—
W. Glen Winchell (7)	—	—	—	—	—

(1)	Mr. Comer became our Chief Executive Officer in December 2005.

(2)	Mr. Dubroc became our President and Chief Operating Officer in September 2006.

(3)	Mr. Collins became our Executive Vice President of Business Development in September 2006.

(4)	Mr. Chuk became our Chief Financial Officer and Secretary in December 2005.

(5)	Mr. Kaysen terminated his employment with us on June 17, 2005.

(6)	Mr. Emery terminated his employment with us on March 31, 2005.

(7)	Mr. Winchell joined as Senior Vice President and Chief Financial Officer effective August 4, 2003 and terminated his employment with us on December 2, 2005.

The following table sets forth information concerning the aggregate number of options exercised by and year-end option values for each of the named executive officers during 2005:

Aggregate Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at FY-End(#)	Value of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired On Exercise(#)	Value Realized($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
W. Bruce Comer III (1)	—	—	—	—
Darrell Dubroc (2)	—	—	—	—
Tim Collins (3)	—	—	—	—
Heng Chuk (4)	—	—	—	—
David B. Kaysen (5)	—	—	—	—
Steven G. Emery (6)	—	—	—	—
W. Glen Winchell (7)	—	—	—	—

(1)	Mr. Comer became our Chief Executive Officer in December 2005 and exercised no options during fiscal 2005.

(2)	Mr. Dubroc became our President and Chief Operating Officer in September 2006.

(3)	Mr. Collins became our Executive Vice President of Business Development in September 2006.

(4)	Mr. Chuk became our Chief Financial Officer and Secretary in December 2005 and exercised no options during fiscal 2005.

(5)	Mr. Kaysen terminated his employment with us on June 17, 2005.

(6)	Mr. Emery terminated his employment with us on March 31, 2005.

(7)	Mr. Winchell joined as Senior Vice President and Chief Financial Officer effective August 4, 2003 and terminated his employment with us on December 2, 2005.

Compensation of Directors

We recently adopted a plan pursuant to which each of our independent directors is entitled to receive compensation of $16,000 per year and a one-time grant of options to purchase an aggregate of 0.5% of the fully-diluted common stock (equal to 348,480 common shares as of the date of the closing of the Acquisition), in consideration for their services as directors, which will have an exercise price equal to the fair market value per share and vest quarterly over the period of one year. Our two independent directors, Paul Galleberg and Jeffrey Lawton, received such compensation and were issued such options with an exercise price of $0.7587. During 2005, no director received any compensation for serving on our Board.

Employment Agreements

On September 20, 2006, we entered into an employment agreement with Mr. Dubroc as our President and Chief Operating Officer. The employment agreement provides for an initial term of three years, which is automatically renewed for successive one-year terms thereafter on the same terms and conditions unless either party provides the other party with notice that it has elected not to renew the employment agreement. Mr. Dubroc is entitled to receive an annual salary of $250,000, a bonus of $540,598 that was paid upon the closing of the Acquisition, incentive compensation of up to

$1,081,196 based on the Company achieving certain milestones, and an annual performance bonus to be determined by our Board of Directors.

On September 20, 2006, we entered into an employment agreement with Mr. Collins as our Executive Vice President of Business Development. The employment agreement provides for an initial term of three years, which is automatically renewed for successive one-year terms thereafter on the same terms and conditions unless either party provides the other party with notice that it has elected not to renew the employment agreement. Mr. Collins is entitled to receive an annual salary of $175,000, a bonus of $174,378 that was paid upon the closing of the Acquisition, incentive compensation of up to $348,756 based on the Company achieving certain milestones, and an annual performance bonus to be determined by our Board of Directors.

On September 20, 2006, we entered into a management services agreement with Ocean Park Advisors, LLC, pursuant to which certain of Ocean Park’s professionals (including but not limited to Messrs. Comer and Chuk) and consultants will provide general and administrative services to the Company. Such professionals will be involved in the Company’s strategic planning, management of operations, finance and accounting functions, as well as business development. The Company and Ocean Park have agreed that Mr. Comer and Mr. Chuk shall continue to serve as our Chief Executive Officer and Chief Financial Officer, respectively, and that Ocean Park Advisors shall have the right to appoint two directors to our Board. The management services agreement provides for an initial term of one year. Ocean Park Advisors will be entitled to receive a fee of $75,000 per month, a bonus of $400,000 contingent upon the performance of certain milestones, as well as an issuance of stocks options that vest subject to shareholder approval and upon certain stock price targets. See “Certain Relationships and Related Transactions.”

CODE OF ETHICS AND CODE OF CONDUCT

We have adopted a code of ethics that applies to our principal executive officer and principal financial officer. This code of ethics has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 20, 2006, we entered into a management services agreement with Ocean Park Advisors, LLC. The management services agreement provides for an initial term of one year, after which time it may be terminated by either party upon thirty days’ notice. Pursuant to the terms of the services agreement, the Company and Ocean Park have agreed that Mr. Comer and Mr. Chuk shall continue to serve as our Chief Executive Officer and Chief Financial Officer, respectively, and that Ocean Park shall have the right to appoint two directors to our Board. Other of Ocean Park’s professionals and consultants may also perform general and administrative functions for the Company. See “Employment Agreements.” In consideration of the services provided by Ocean Park to the Company, we will pay Ocean Park a monthly fee of $75,000 and bonus fees as determined by our Board. In addition, we granted stock options to Ocean Park Advisors, LLC to purchase 2,069,109 shares of common stock (approximately 3% of the common shares outstanding on a fully-diluted basis), at an exercise price of $0.76 per share. The stock options vest upon the earlier of (i) the date the Reincorporation becomes effective, or (ii) the date that the price of the Company’s stock closes at higher than $1.33 per share. As of the date of this report, the second vesting condition has been satisfied.

On September 20, 2006, we entered into an agreement with Ocean Park, pursuant to which Ocean Park agreed to convert its Series I Convertible Preferred Stock into common stock and to waive the anti-dilution rights associated with the Series I Convertible Preferred Stock. In consideration of converting such Series I Convertible Preferred Stock and waiving such anti-dilution rights, we issued warrants to Ocean Park to purchase approximately 4.8 million shares of common stock at $0.76 per share. The warrants vest upon the earlier of (i) the date the Reincorporation becomes effective, or (ii) the date that the price of the Company’s stock closes at higher than $0.76 per share for 50% of such warrants, and higher than $1.14 per share for the other 50% of such warrants. As of the date of this Report, the second vesting condition has been satisfied.

On September 20, 2006, Asset Managers International Limited and Monarch Pointe Fund, Ltd. each received 815,675 shares of common stock upon the conversion of their Convertible Secured Promissory Notes dated December 6, 2005 in accordance with the terms of such promissory notes.

In consideration for the assignment to the Company of certain rights to acquire Vanguard, we issued to M.A.G. Capital, LLC warrants (the “M.A.G. Warrants”) to purchase 6,500,000 shares of common stock (approximately 10% of the common shares on a fully-diluted basis) upon closing of the Acquisition. Half of the M.A.G. Warrants have an exercise price of $1.1381 per share, and the other half have an exercise price of $1.3278 per share. M.A.G. Capital, LLC also received a cash fee of $435,000 to cover certain due diligence and legal expenses it incurred in connection with the Acquisition.

In connection with the Acquisition, we issued to certain funds managed by M.A.G. Capital, LLC 80,733 shares of common stock upon the cashless exercise of warrants to acquire 417,119 of our common shares held by such funds, based on the closing price of our common stock on September 19, 2006.

The Company and certain of its stockholders are party to voting agreements, each dated as of September 20, 2006. The stockholders who are parties to the voting agreements collectively beneficially own securities with the voting power equivalent to that of 52 million common shares (or approximately 99% of the voting power of our capital stock) have agreed to vote their shares in favor of approving the Reincorporation in the State of Delaware and approving our 2006 Incentive Compensation Plan and the Amendment to the Company’s 2006 Incentive Compensation Plan.

In connection with the sale of our Series J Convertible Preferred Stock, we entered into a Registration Rights Agreement, dated as of September 20, 2006, with certain related parties (including Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., M.A.G. Capital, LLC and Ocean Park Advisors, LLC). In addition, we previously granted registration rights to the holders of our Series H and Series I Convertible Preferred Stock.

As disclosed in Item 2.01 above, Mr. Collins and Mr. Dubroc were executive officers and members of Vanguard.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 10,000,000 shares of $1.00 par value common stock, and 50,000 shares of $1.00 par value preferred stock. As of September 25, 2006, there were 3,509,457 such common shares issued and outstanding, and 27,224, 2,850 and 4,300 shares of Series H, Series J and Series K Convertible Preferred Stock, respectively issued and outstanding.

Common Stock

Holders of shares of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment to creditors and subject to any preferential rights of holders of Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the common stock.

Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of Directors can elect all of the Directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our bylaws require that only a majority of the shares entitled to vote need be represented to constitute a quorum and to transact business at a shareholders’ meeting. The common stock has no preemptive, subscription or conversion rights and is not redeemable by the Company.

Preferred Stock

Shares of our Preferred Stock may be issued from time to time in one or more series having some designations, rights and preferences as may be determined by the Board of Directors.

Series H Convertible Preferred Stock. Holders of our Series H Convertible Preferred Stock have the right to receive dividends as may be declared from time to time by the Board of Directors and liquidation preference over the holders of the common stock or any other stock of the Company ranking junior to the Series H Convertible Preferred Stock. The holders of Series H Convertible Preferred Stock do not generally have the right to vote on matters that come before the shareholders. As of the date of this Report, each share of Series H Convertible Preferred Stock is convertible into 100 shares of common stock. Holders of any issued and outstanding shares of Series H Convertible Preferred Stock may, at the option of the holder, be converted at any time and from time to time into fully paid and nonassessable shares of common stock at the conversion rate in effect at the time of conversion, provided, that a holder of Series H Convertible Preferred Stock may at any given time convert only up to that number of shares of Series H Convertible Preferred Stock so that, upon conversion, the aggregate beneficial ownership of our common stock (calculated pursuant to Rule 13d-3 of the Exchange Act) of such holder and all persons affiliated with such holder is not more than 9.99% of our common stock outstanding.

Series J Convertible Preferred Stock. Holders of our Series J Convertible Preferred Stock have the right to receive a preferred dividend of 8% per annum, payable in cash or stock at our option, and liquidation preference over existing and subsequent series of common and preferred stock other than the Series H Convertible Preferred Stock. The holders of Series J Convertible Preferred Stock have voting rights equivalent to the number of shares of common stock into which the Series J Convertible

Preferred Stock is convertible as if the Shareholder Approval had been obtained. The Series J Convertible Preferred Stock currently has a conversion price of $0.758754 per share of common stock (so that each share of Series J preferred share is convertible into 13,180 shares of common stock); however, no such conversion is permitted until Shareholder Approval is obtained. The Series J Convertible Preferred Stock has weighted-average anti-dilution protection in the event of a subsequent financing by the Company that occurs at a price per share that is lower than the per-share conversion price. The holders of the Series J Convertible Preferred Stock collectively have the right to elect one director to the Board, until such time the holders hold less than 15% of our fully-diluted common stock. Furthermore, for the longer of one year from the closing of the Series J Convertible Preferred Stock sale or such time as the Series J Convertible Preferred Stock has been converted pursuant to the mandatory conversion provision described below, the holders thereof will continue to be entitled to appoint one observer to attend meetings of the Board, subject to customary limitations. Subject to certain limitations, and provided that there is an effective registration statement on file with the SEC, the Series J Convertible Preferred Stock is mandatorily convertible to common stock, at our option, upon such date as the closing price of our common stock for the 20 preceding trading days is equal to or greater than two times the conversion price, which is currently $0.758754 per share of common stock.

Series K Convertible Preferred Stock. Our Series K Convertible Preferred Stock will be automatically converted into 11.1 million shares of common stock upon Shareholder Approval (equivalent to 2,583.7209 common shares for each Series K preferred share). Our Series K Convertible Preferred Stock has voting rights equivalent to the number of common shares into which the Series K Convertible Preferred Stock would be converted if the Shareholder Approval had been obtained, but has no other material privileges or advantages over our common stock.

As of the date of this report, we do not have a sufficient number of authorized shares of common stock to provide for the conversion of all of our Preferred Stock. In connection with the Reincorporation, we intend to increase the number of our authorized shares of common stock to 150,000,000 and authorized shares of preferred stock to 50,000,000.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Market for our Common Stock

Our common stock is traded in the over-the-counter market and has been quoted on the Over-the-Counter Bulletin Board since July 2, 2003. There is a very limited public market for our common stock. As of September 25, 2006, there were 3,509,457 such common shares issued and outstanding.

The following table sets forth, for the periods indicated, the high and low quarterly closing prices for our common stock as quoted on the Over-the-Counter Bulletin Board.

Quarter Ended	High Bid	Low Bid
March 31, 2004	$50.00	$25.00
June 30, 2004	28.00	9.00
September 30, 2004	27.00	10.00
December 31, 2004	16.00	2.20
March 31, 2005	4.30	3.10
June 30, 2005	3.20	1.60
September 30, 2005	2.00	0.80
December 31, 2005	12.00	1.00
March 31, 2006	18.00	5.00
June 30, 2006	14.00	7.00

The bid prices in the table above are based solely on historical data and are not intended to forecast the possible future performance of our common stock.

At September 25, 2006, there were approximately 355 holders of record of our common stock.

No dividends have been paid on our common stock and we do not anticipate paying dividends in the foreseeable future.

Legal Proceedings

Neither the Company nor Vanguard are currently party to any litigation, and are not aware of any threatened litigation that would have a material adverse effect on the business of either company.

Indemnification

On August 4, 2006, we entered into indemnification agreements with all of our current directors and officers (each an “Indemnitee”). The indemnification agreements generally require us to indemnify and hold an Indemnitee harmless to the greatest extent permitted by law for liabilities arising out of the Indemnitee’s service to the Company as an officer or director, except to the extent that such liabilities are attributable to dishonest or fraudulent conduct, to personal gains to which Indemnitee is not entitled, or for which payments by the Company are not permissible under applicable law. The indemnification agreements also provide for the advancement of defense expenses by the Company. The foregoing summary is qualified by reference to the terms and provisions of the indemnification agreements.

Minnesota law provides that the personal liability of a director for breach of fiduciary duty may be eliminated or limited if the articles of incorporation so provide, but the articles may not limit or eliminate such liability for (a) any breach of the directors’ duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) any transaction in which the director received an improper personal benefit, (e) certain violations of the Minnesota securities laws, and (f) any act or omission that occurs before the effective date of the provision in the articles eliminating or limiting liability. We have not limited the statutory indemnification in our Articles of Incorporation or bylaws. Our bylaws provide for indemnification to the fullest extent permitted by Minnesota law.

Section 3 – Securities Trading Markets

Item 3.02 – Unregistered Sales of Equity Securities

As disclosed under Item 2.01 above, (i) we issued an aggregate of (i) 2,850 shares of our Series J Convertible Preferred Stock to purchasers thereof and (ii) in connection with the Acquisition, issued 4,300 shares of our Series K Convertible Preferred Stock to certain former holders of Vanguard membership interests, all of which issuances were unregistered. We relied on the exemption from the registration requirement of the Securities Act provided by Rule 506 of Regulation D for these issuances. Each of the purchasers of the Series J Convertible Preferred Stock and the members of Vanguard who received the Series K Convertible Preferred Stock in connection with the Acquisition were accredited investors (as that term is defined in Rule 501(a) of Regulation D). All stock certificates bear a restrictive legend stating that the shares have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

Item 3.03 – Material Modification to Rights of Security Holders

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01. See “Financing of the Transaction” and “Recapitalization.”

Section 5 – Corporate Governance and Management

Item 5.01 – Changes in Control of Registrant

The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.01.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the Acquisition, on September 20, 2006, we appointed Darrell Dubroc as our President and Chief Operating Officer and Tim Collins as our Executive Vice President of Business Development. See “Employment Agreements.” They were furthermore appointed as directors for a period of one year, subject to re-election by stockholders after such period. The disclosures set forth in Item 2.01 above are hereby incorporated by reference into this Item 5.02.

Item 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 20, 2006, our Board of Directors fixed and determined the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Series J Convertible Preferred Stock and a new series of Series K Convertible Preferred Stock.

Item 5.06 – Change in Shell Company Status

As disclosed in Item 2.01 above, on September 20, 2006, pursuant to a Contribution Agreement by and among the Company and the members of Vanguard, we acquired 100% of the membership interests of Vanguard for an aggregate purchase price of cash in the amount of approximately $17.7 million and the issuance of 4,300 shares of our Series K Convertible Preferred Stock. The disclosures set forth in Item 2.01 regarding the material terms of the Acquisition are hereby incorporated by reference into this Item 5.06.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(a) The Company is filing its audited and unaudited financial statements as Exhibit 99.1 to this report. As a result of its acquisition of Vanguard described in Item 2.01 above, the Company is filing Vanguard’s audited and unaudited financial statements as Exhibit 99.2 to this report.

(b) As a result of its acquisition of Vanguard described in Item 2.01 above, the Company is filing certain pro forma financial information as Exhibit 99.3 to this report.

(d) Exhibits.

Exhibit Number	Description
2.1	Contribution Agreement among Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. ✓

3.1	Articles of Incorporation of the Company (as amended) (1)

3.2	Bylaws of the Company (as amended) (2)

4.1	Certificate of Designations of Series H Convertible Preferred Stock of the Company, dated December 5, 2005 (3)

4.2	Certificate of Designations of Series J Convertible Preferred Stock of the Company, dated September 20, 2006 ✓

4.3	Certificate of Designations of Series K Convertible Preferred Stock of the Company, dated September 20, 2006 ✓

4.4	Registration Rights Agreement for the Series J Convertible Preferred Stock, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Ocean Park Advisors, LLC, and certain Accredited Investors ✓

4.5	Voting Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and certain of its stockholders ✓

10.1	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc ✓*

10.2	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc ✓

10.3	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins ✓*

10.4	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins ✓

10.5	Member Cross Receipt and Release, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. ✓

10.6	Services Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC ✓*

10.7	Series J Convertible Preferred Stock Subscription Agreement, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P. and certain Accredited Investors ✓

10.8	Form of Indemnification Agreement (4)

10.9	Diametrics Medical, Inc. 2006 Incentive Compensation Plan (5) *

10.10	First Amendment to the Diametrics Medical, Inc. 2006 Incentive Compensation Plan ✓*

10.11	Form of Stock Option Agreement under 2006 Incentive Compensation Plan (6) *

10.12	Escrow Agreement, dated September 20, 2006, by and among Diametrics Medical, Inc., the members of Vanguard Synfuels, L.L.C. and JPMorgan Chase Bank, N.A. ✓

10.13	Closing Statement, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. ✓

10.14	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Asset Managers International Limited ✓

10.15	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors ✓

10.16	Warrant 1 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.17	Warrant 2 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.18	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC ✓*

10.19	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Paul Galleberg ✓*

10.20	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Jeff Lawton ✓*

10.21	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Funds ✓

10.22	Subscription Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Capital, LLC, regarding warrants to purchase Series J Preferred Stock ✓

10.23	Warrant 1 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.24	Warrant 2 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.25	Letter Agreement, dated September 19, 2006, by and among Diametrics Medical, Inc., Vanguard Synfuels, L.L.C. and First South Farm Credit, ACA ✓

14.1	Code of Business Conduct and Ethics for Directors, Officers and Employees (7)

21.1	List of our subsidiaries ✓

99.1	Audited financial statements for Diametrics Medical, Inc. for the years ended December 31, 2005, 2004 and 2003, and unaudited statements for the interim period ended June 30, 2006 (8)

99.2	Audited financial statements for Vanguard Synfuels, L.L.C. for the years ended December 31, 2005, December 31, 2004 the period from inception (April 28, 2003) through December 31, 2003, and unaudited statements for the interim six-month periods ended June 30, 2006 and 2005 ✓

99.3	Unaudited pro forma combined financial statements of Diametrics Medical, Inc. and Vanguard Synfuels, L.L.C.✓

99.4	Press Release of Diametrics Medical, Inc., dated September 22, 2006 (9)

✓	Filed herewith.

*	Management contract or executive compensation plan or arrangement.

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 2, 2005.

(4)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, dated August 14, 2006.

(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, dated August 14, 2006.

(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, dated August 14, 2006.

(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(8)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated September 22, 2006.

FORWARD-LOOKING STATEMENTS

The information included in this Current Report on Form 8-K contains forward-looking statements. All statements that do not concern historical facts are forward-looking statements. These statements involve substantial known and unknown risks and uncertainties that could cause the actual results to differ materially from those described herein, including those risks described herein. The Company’s forward-looking statements are based on information currently available to us, and we undertake no obligation to update or revise these statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMETRICS MEDICAL, INC.

Date: September 26, 2006	By:	/s/ Heng Chuk
Heng Chuk Chief Financial Officer & Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1	Contribution Agreement among Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. ✓

3.1	Articles of Incorporation of the Company (as amended) (1)

3.2	Bylaws of the Company (as amended) (2)

4.1	Certificate of Designations of Series H Convertible Preferred Stock of the Company, dated December 5, 2005 (3)

4.2	Certificate of Designations of Series J Convertible Preferred Stock of the Company, dated September 20, 2006 ✓

4.3	Certificate of Designations of Series K Convertible Preferred Stock of the Company, dated September 20, 2006 ✓

4.4	Registration Rights Agreement for the Series J Convertible Preferred Stock, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Ocean Park Advisors, LLC, and certain Accredited Investors ✓

4.5	Voting Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and certain of its stockholders ✓

10.1	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc ✓*

10.2	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Darrell Dubroc ✓

10.3	Employment Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins ✓*

10.4	Confidential Information and Invention Assignment Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Tim Collins ✓

10.5	Member Cross Receipt and Release, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. ✓

10.6	Services Agreement, effective September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC ✓*

10.7	Series J Convertible Preferred Stock Subscription Agreement, dated September 20, 2006, among Diametrics Medical, Inc. and M.A.G. Capital, LLC, Monarch Pointe Fund, Ltd., Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P. and certain Accredited Investors ✓

10.8	Form of Indemnification Agreement (4)

10.9	Diametrics Medical, Inc. 2006 Incentive Compensation Plan (5) *

10.10	First Amendment to the Diametrics Medical, Inc. 2006 Incentive Compensation Plan ✓*

10.11	Form of Stock Option Agreement under 2006 Incentive Compensation Plan (6) *

10.12	Escrow Agreement, dated September 20, 2006, by and among Diametrics Medical, Inc., the members of Vanguard Synfuels, L.L.C. and JPMorgan Chase Bank, N.A. ✓

10.13	Closing Statement, dated September 20, 2006, by and between Diametrics Medical, Inc. and the members of Vanguard Synfuels, L.L.C. ✓

10.14	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Asset Managers International Limited ✓

10.15	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors ✓

10.16	Warrant 1 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.17	Warrant 2 to Ocean Park Advisors, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.18	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Ocean Park Advisors, LLC ✓*

10.19	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Paul Galleberg ✓*

10.20	Stock Option Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and Jeff Lawton ✓*

10.21	Exercise Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Funds ✓

10.22	Subscription Agreement, dated September 20, 2006, by and between Diametrics Medical, Inc. and M.A.G. Capital, LLC, regarding warrants to purchase Series J Preferred Stock ✓

10.23	Warrant 1 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.24	Warrant 2 to M.A.G. Capital, LLC to Purchase Common Stock, issued September 20, 2006 ✓

10.25	Letter Agreement, dated September 19, 2006, by and among Diametrics Medical, Inc., Vanguard Synfuels, L.L.C. and First South Farm Credit, ACA ✓

14.1	Code of Business Conduct and Ethics for Directors, Officers and Employees (7)

21.1	List of our subsidiaries ✓

99.1	Audited financial statements for Diametrics Medical, Inc. for the years ended December 31, 2005, 2004 and 2003, and unaudited statements for the interim period ended June 30, 2006 (8)

99.2	Audited financial statements for Vanguard Synfuels, L.L.C. for the years ended December 31, 2005 and December 31, 2004 the period from inception (April 28, 2003) through December 31, 2003, and unaudited statements for the interim six-month periods ended June 30, 2006 and 2005 ✓

99.3	Unaudited pro forma combined financial statements of Diametrics Medical, Inc. and Vanguard Synfuels, L.L.C. ✓

99.4	Press Release of Diametrics Medical, Inc., dated September 22, 2006 (9)

✓	Filed herewith.

*	Management contract or executive compensation plan or arrangement.

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

(3)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated December 2, 2005.

(4)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, dated August 14, 2006.

(5)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, dated August 14, 2006.

(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB, dated August 14, 2006.

(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

(8)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K, dated September 22, 2006.